Exhibit 23(b)
DEGOLYER AND MACNAUGHTON
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

March 1, 2011
Denbury Resources, Inc.
5320 Legacy Drive
Plano, Texas 75024

Ladies and Gentlemen:
     We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our “Letter Report dated February 8, 2011, regarding the proved reserves of Denbury Resources”, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2010 on Certain Properties owned by Denbury Resources Inc. SEC Case”, “Appraisal Report as of December 31, 2009 on Certain Properties owned by Denbury Resources Inc. SEC Case”, and “Appraisal Report as of December 31, 2008 on Certain Properties owned by Denbury Resources Inc. SEC Case”, in the Annual Report on Form 10-K of Denbury Resources Inc. for the year ended December 31, 2010.

Very truly yours,

/s/ DeGolyer and MacNaughton DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716